Exhibit 10.1

*

Confidential treatment requested as to certain portions, which portions were omitted and filed separately with the Securities and Exchange Commission.

AMENDMENT NO. 4 AND LIMITED WAIVER

TO NOTE AND WARRANT PURCHASE AGREEMENT

This Amendment No. 4 and Limited Waiver to Note and Warrant Purchase Agreement (the "Amendment"), dated as of December 10, 2009 is between AE BIOFUELS, INC., a Nevada corporation (the “Company”) and THIRD EYE CAPITAL CORPORATION, an Ontario corporation, as agent (“Agent”).

RECITALS

A.

The Company, Agent and the Purchasers named therein entered into a certain Note and Warrant Purchase Agreement, dated as of May 16, 2008, as amended by that certain Amendment No. 1 to Note and Warrant Purchase Agreement, dated as of May 28, 2008 between the Company and Agent, and as further amended by that certain Amendment No. 2 and Limited Waiver to Note and Warrant Purchase Agreement, dated as of July 23, 2008 between the Company and Agent (as the same may be further amended, restated, supplemented, revised or replaced from time to time, the “Agreement”).  Capitalized terms used but not defined in this Amendment shall have the meaning given to them in the Agreement.

B.

The Company executed an Amendment No. 3 and Limited Waiver to Note and Warrant Purchase Agreement dated March 31, 2009; however, the Company failed to satisfy the conditions precedent to the effectiveness of such amendment and such amendment is hereby deemed null and void.

C.

The Company has requested and the Agent and Purchasers have agreed to, among other things, extend the maturity date for the Note and waive certain Events of Default which have occurred and are continuing, but only to the extent and subject to the limitations set forth in this Amendment and without prejudice to the rights of Agent or any Purchasers.

D.

The Company has *

AGREEMENT

SECTION 1.

Reaffirmation of Indebtedness.  The Company hereby confirms that as of the date of this Amendment the outstanding principal balance of the Notes and all accrued and unpaid interest thereon is $5,979,557.80.

SECTION 2.

Amendments.  As of the date hereof, the following sections of the Agreement shall be and hereby are amended as follows:

(A)

Recitals Part of Agreement.  The foregoing recitals are hereby incorporated into and made a part of this Agreement, including all defined terms referenced therein.

(B)

Section 4.2 (Payment of Interest).  Section 4.2 of the Agreement is deleted in its entirety and amended by inserting the following in its place:

“4.2

Payment of Principal and Interest.  Commencing 15 days after the Initial Closing and on the 10th day of each month thereafter, the Company shall pay to the Agent the greater of (i) $100,000, and (ii) the Assigned Proceeds (as defined in that certain Assignment of Proceeds Agreement, dated as of December 10, 2009 between the Company and the Agent) received by the Company from the Specified Subsidiary and/or AE Advanced Fuels Keyes, Inc, a wholly owned subsidiary of AE Biofuels (“Project Company”).  Interest shall accrue on any principal payment due under this Note and, to the extent permitted by applicable law, on any interest that has not been paid on the date on which it is due and payable until such time as payment therefor is actually delivered to the holder of the Note.

(C)

Section 4.3 (Payment at Maturity).  Section 4.3 of the Agreement is deleted in its entirety and amended by inserting the following in its place:

“4.3

Payment at Maturity.  On June 30, 2010 (the “Maturity Date”), the Company will pay the entire then outstanding principal amount of the Notes together with all accrued and unpaid interest thereon.”

(D)

Section 4.4 (Optional Prepayments).  Section 4.4 of the Agreement is deleted in its entirety and amended by inserting the following in its place

“4.4

Optional Prepayments.  The Company may, at any time and from time to time, prepay all or any portion of the outstanding principal amount of the Note.  In addition, the Company has the option to prepay any interest pursuant to Section 4.2. If more than one Note is outstanding, such prepayments shall be made pro rata among the holders of the Notes on the basis of the outstanding principal amount of the Note held by each holder. Any such prepayments made to the holder pursuant to this paragraph 4.4 shall at the option of the Company be applied to either: (i) first to accrued but unpaid interest and then to outstanding principal; or (ii) to accrued but unpaid interest and then to future interest payable under the terms of the Agreement.”

(E)

Section 4.5 (Mandatory Prepayments).  Section 4.5 of the Agreement is deleted in its entirety and amended by inserting the following in its place:

“4.5

Mandatory Prepayments.

(i)

On the Maturity Date, upon a Change of Control or upon the occurrence and during the continuation beyond all applicable grace or cure periods of an Event of Default (as hereinafter defined), the Company shall (a) prepay all of the Notes for an amount equal to the then outstanding principal balance plus all accrued but unpaid interest thereon, and (b) pay in full all of the other obligations owing to Agent and Purchaser under or in connection with this Agreement, which amount shall be calculated on the date of prepayment and be payable in cash on demand in immediately available funds on such date.

(ii)

In addition to and not in limitation of the foregoing, if at any time prior to the Maturity Date:

(A)

the Company, the Specified Subsidiary or the Project Company consummates project financing through or by means of*, prepay all of the Notes.

(B)

the Company, the Specified Subsidiary or the Project Company consummate an equity financing pursuant to which it sells common or preferred shares resulting in net proceeds to the Company of not less than $5,000,000 at any one time or in any 12 month period, and with the principal purpose of raising capital (a “Qualified Equity Financing”), then the Company shall prepay the Notes in an amount not less than forty percent (40%) of the net proceeds of any such Qualified Equity Financing.

(C)

the Company sells the real estate located in the County of Vermilion, State of Illinois, then, upon the consummation of such sale, the Company will pay to the holder of the Note one hundred percent (100%) of the net proceeds of such sale.

(iii)

Notwithstanding anything to the contrary contained herein, all prepayments pursuant to this Section 4.5 shall be applied in the following order of priority to the payment of: (i) all then unpaid fees and expenses of Agent and Purchasers under the Notes and other Transaction Documents other than those added to the principal of the Note pursuant to this Amendment; (ii) accrued and unpaid interest on the Notes (in such order as Agent shall determine in its sole discretion); and (iii) the unpaid principal balance of the Notes.”

(F)

Section 5.1 (Financial Statements).  Section 5.1 of the Agreement is hereby amended by inserting the following at the end of Section 5.1:

“From the date hereof, the Company will also provide to Agent within fifteen (15) days of the end of each calendar month the Company’s projected cash flow forecast including a written report summarizing all material variances between the Company’s projected cash flow and actual operating results in form and content satisfactory to Agent.”

(G)

Section 5.4 (Note Restrictive Covenants).  Section 5.4 of the Agreement is hereby amended by inserting the following new items “(xv)” and “(xvi)” and “(xvii)” after item “(xiv):

“(xv) neither the Company nor any Significant Subsidiary shall pay or otherwise redeem, exchange, purchase, retire or defease any Subordinated Debt, including, without limitation, any such Indebtedness owing to Laird Q. Cagan.  For the avoidance of doubt, Subordinated Debt does not include ordinary course trade payables.

(xvi)

the Company shall not, and shall not permit any Significant Subsidiary to, sell, assign, lease, transfer or otherwise dispose of all or a substantial part of the Company’s or any Significant Subsidiary’s business or the Company’s or any Significant Subsidiary’s assets without the prior written consent of Agent.

(xvii) the Company shall not permit the Specified Subsidiary or the Project Company to pledge, sell, assign, lease, or transfer their respective assets without the prior written consent of the Agent, which consent shall not be unreasonably withheld, conditioned or delayed.”

(H)

Section 5.6 (Financial Covenants). The financial covenants in Section 5.6 of the Agreement are hereby deleted.

(I)

Section 7.1 (Events of Default).  Section 7.1 is amended by deleting the reference to “(Definitions”) after “7.1” and inserting “(Events of Default)” in its stead.

SECTION 3.

Conditions to Effectiveness.  This Amendment, and the consents and amendments contained herein, shall be effective only upon and subject to satisfaction of the following conditions precedent (the date of satisfaction of all such conditions being referred to herein as the “Effective Date”):

(A)

Agent shall have received and accepted an original of this Amendment duly executed by the parties hereto;

(B)

Agent shall have received an extension and amendment fee of $350,000, which fee shall be deemed fully earned and nonrefundable on the date of this Amendment and shall be added to the outstanding principal balance owing on the Notes.

(C)

Agent shall have received (i) an original duly executed Assignment of Proceeds Agreement (the “Assignment Agreement”) for the pledge and assignment of 50% of all cash dividends, cash royalties and all other proceeds thereof received by the Company from time to time from the Specified Subsidiary and/or the Project Company, including with respect to financing provided under the* (collectively, the “Assigned Proceeds”), in connection with a project agreement and lease agreement with Cilion, Inc. for a 55 million gallon per year ethanol plant owned located in Keyes, California;

(D)

Agent shall have received an original Guaranty Agreement duly executed by the Project Company in form and content acceptable to Agent guaranteeing the obligation of the Company to pay over to Agent the Assigned Proceeds, subordinated only to the rights of any senior lender providing senior financing to the Project Company in connection with the *.

(E)

The Company shall have received reimbursement of all fees, costs and expenses owed to and/or incurred by Agent and its counsel in connection with the Agreement and/or this Amendment, including, without limitation, the costs of appraisals of the real property collateral located in Vermilion County, Illinois and Clay County, Nebraska, which fees, costs and expenses shall be added by Agent to the outstanding principal balance of the Notes;

(F)

Agent shall have received an amendment to the Warrant amending the exercise price of the Warrants based on the volume weighted average trading price of the Common Stock of the Company for the twenty trading days immediately preceding the date of this Amendment. All other terms of the Warrant will remain the same;

(G)

Agent shall have received evidence that such other approvals, opinions, documents, agreements, instruments, certificates, schedules and materials as Agent may reasonably request; and

(H)

(i) the representations and warranties contained herein and in all other Transaction Documents shall be true and correct in all material respects as of the date hereof and as of the date hereof as if then made, except for such representations and warranties limited by their terms to a specific date; (ii) no Event of Default shall be in existence after giving effect to this Amendment; (iii) all proceedings taken in connection with the transactions contemplated by this Amendment and all documentation and other legal matters incident thereto shall be satisfactory to Agent.

SECTION 4.

Additional Covenants. As further consideration of Agent and Purchasers agreeing to the amendments contained in this Amendment, the Company hereby agrees and covenants with Agent as follows:

(i)

from the Effective Date until the Maturity Date, neither the Company nor any of its Subsidiaries shall (a) file a voluntary petition in bankruptcy or file a voluntary petition or file an answer or file any proposal of notice of intent to file a proposal or otherwise commence any action or proceeding seeking reorganization, arrangement or readjustment of its debts or which seeks to stay or has the effect of staying any creditors or for any other relief under Chapter 11 of Title 11 of the United States Code, as amended from time to time and any successor statutes and all rules and regulations promulgated thereunder (the “Bankruptcy Code”), the Bankruptcy and Insolvency Act (Canada) and the Companies’ Creditors Arrangement Act (Canada), as amended and in effect from time to time and the regulations issued from time to time thereunder, or under any other bankruptcy, insolvency, liquidation, winding up, corporate or similar act or law, provincial, state or federal, now or hereafter existing, or consent to, approve of or acquiesce in, any such petition, proposal, action or proceeding; or (b) apply for or acquiesce in the appointment of a receiver, assignee, liquidator, sequestrator, custodian, monitor, trustee or similar officer for it or for all or any part of its property or assets; or (c) make an assignment for the benefit of creditors; in each case without first obtaining the prior written consent of Agent; or (d) file any plan or arrangement under the Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada) and the Companies’ Creditors Arrangement Act (Canada), as amended and in effect from time to time and the regulations issued from time to time thereunder, or under any other bankruptcy, insolvency, liquidation, winding up, corporate or similar act or law that provides for, or would permit directly or indirectly, the Agent or any Purchaser to be classified with any other creditor of the Company or any of its Subsidiaries for the purposes of any such bankruptcy law or otherwise.

(ii)

in the event of any dissolution, bankruptcy, receivership, winding-up, liquidation, arrangement, reorganization, restructuring or other similar proceedings in respect of the Company or any of its Subsidiaries (whether voluntary or involuntary), any proposal or other proceeding seeking a stay of proceedings, reorganization or compromise of the claims of creditors in respect of the Company or any of its Subsidiaries is commenced under the Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada) and the Companies’ Creditors Arrangement Act (Canada), as amended and in effect from time to time and the regulations issued from time to time thereunder, or under any other bankruptcy, insolvency, liquidation, winding up, corporate or similar act or law, provincial, state or federal, now or hereafter existing, or any distribution of assets of the Company or any of its Subsidiaries is made among its or their creditors in any matter whatsoever (each, an “Insolvency Proceeding”), Agent and each Purchaser shall be treated as an unaffected creditor in such Insolvency Proceeding, which shall provide that any stay of proceedings shall not apply to (a) prevent Agent or any Purchaser from exercising any rights and remedies under the Agreement and other Transaction Documents, including the right to terminate the Agreement and made demand thereunder and from exercising its rights and remedies with respect thereto and all security held in connection therewith; and (b) without limiting clause (a) above, prevent Agent or any Purchaser from applying to the Court for the appointment of a receiver, interim receiver, receiver and manager and/or for the appointment of a trustee in bankruptcy in connection with the enforcement of the charges in favor of Agent or any Purchaser created pursuant to the Agreement and the other Transaction Documents in connection with and for the purpose of payment of the Indebtedness evidenced by the Note and all other obligations owing in connection therewith.

(iii)

in the event of any Insolvency Proceeding in respect of the Company or any of its Subsidiaries, Agent and Purchasers shall have a right of first refusal to provide to the Company and its Subsidiaries debtor-in-possession financing on terms and conditions satisfactory to Agent and Purchasers, in their sole and unfettered discretion.

The Company acknowledges and agrees that the failure to perform, or cause the performance, of the foregoing covenants and agreements will constitute an Event of Default under the Agreement and Agent and Purchasers shall have the right to demand the immediate repayment in full in cash of all outstanding Indebtedness owing to Agent and Purchaser under the Agreement, the Note and the other Transaction Documents.  In consideration of the foregoing and the transactions contemplated by this Amendment, the Company hereby (a) ratifies and confirms all of the obligations and liabilities of the Company owing pursuant to the Agreement and the other Transaction Documents and (b) agrees to pay all costs and expenses of Agent and Purchasers in connection with this Amendment.  Except as expressly set forth herein, (a) the

Agreement and the other Transaction Documents remain in full force and effect, (b) this Amendment shall not be deemed to be a waiver, amendment or modification of, or consent to or departure from, any provisions of the Agreement or the other Transaction Documents or to be a waiver of any provision or Event of Default under the Agreement or the other Transaction Documents whether arising before or after the date hereof or as a result of the transactions contemplated hereby (except for the specific waiver referenced above), and (c) this Amendment shall not preclude the future exercise of any right, remedy, power or privilege available to Agent and/or Purchasers whether under the Transaction Documents or otherwise.

SECTION 5.

Limited Waiver.  As of the date hereof, and subject to the conditions precedent in Section 2 above, notwithstanding anything to the contrary in the Agreement or any of the Transaction Documents, Agent and Purchasers agree as follows:

(A)

to hereby waive any breach or violation of the Agreement (and any resulting Event of Default) under or as a result of the Company’s failure to comply with the Current Ratio for the months of January, 2009 through the date hereof, subject to receipt by Agent of a waiver fee of $150,000 in cash which fee shall be added by Agent to the outstanding principal balance of the Notes; and

(B)

to hereby waive any breach or violation of the Agreement (and any resulting Event of Default) under or as a result of the Company’s failure to comply with the Stock Market Capitalization for the months of January, 2009 through the date hereof, subject to receipt by Agent of a waiver fee of $150,000 in cash which fee shall be added by Agent to the outstanding principal balance of the Notes.

Except as expressly provided herein, nothing contained herein shall be construed as a waiver by Agent or Purchasers of any covenant or provision of the Agreement, the other Transaction Documents, this Amendment, or of any other contract or instrument among the Company, any of its Subsidiaries, Purchasers and Agent, and the failure of Agent or Purchasers at any time or times hereafter to require strict performance by the Company or any of its Subsidiaries of any provision thereof shall not waive, affect or diminish any right of Agent or Purchasers to thereafter demand strict compliance therewith.  Agent and Purchasers hereby reserve all rights granted under the Agreement, the Transaction Documents, this Amendment and any other contract or instrument among the Company and/or any of its Subsidiaries, Purchasers and Agent.

SECTION 6.

Agreement in Full Force and Effect as Amended.  Except as specifically amended, consented and/or waived hereby, the Agreement and other Transaction Documents shall remain in full force and effect and are hereby ratified and confirmed as so amended.  Except as expressly set forth herein, this Amendment shall not be deemed to be a waiver, amendment or modification of any provisions of the Agreement or any other Transaction Document or any right, power or remedy of Agent or Purchasers, nor constitute a waiver of any provision of the Agreement or any other Transaction Document, or any other document, instrument and/or agreement executed or delivered in connection therewith or of any Default or Event of Default under any of the foregoing, in each case whether arising before or after the date hereof or as a result of performance hereunder or thereunder.  This Amendment also shall not preclude the future exercise of any right, remedy, power, or privilege available to Agent and/or Purchasers whether under the Agreement, the other Transaction Documents, at law or otherwise.  All references to the Agreement shall be deemed to mean the Agreement as modified hereby.  This Amendment shall not constitute a novation or satisfaction and accord of the Agreement and/or other Transaction Documents, but shall constitute an amendment thereof.  The parties hereto agree to be bound by the terms and conditions of the Agreement and Transaction Documents as amended by this Amendment, as though such terms and conditions were set forth herein.  Each reference in the Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of similar import shall mean and be a reference to the Agreement as amended by this Amendment, and each reference herein or in any other Transaction Document to the “Agreement” shall mean and be a reference to the Agreement as amended and modified by this Amendment.

SECTION 7.

Representations.  The Company hereby represents and warrants to Agent and Purchasers as of the date of this Amendment and as of the date hereof as follows:  (A) it is duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of organization; (B) the execution, delivery and performance by it of this Amendment and all other Transaction Documents executed and/or delivered in connection herewith are within its powers, have been duly authorized, and do not contravene (i) its articles of organization, operating agreement, or other organizational documents, or (ii) any applicable law; (C) no consent, license, permit, approval or authorization of, or registration, filing or declaration with any Governmental Authority or other Person, is required in connection with the execution, delivery, performance, validity or enforceability of this Amendment or any other Transaction Documents executed and/or delivered in connection herewith by or against it; (D) this Amendment and all other Transaction Documents executed and/or delivered in connection herewith have been duly executed and delivered by it; (E) this Amendment and all other Transaction Documents executed and/or delivered in connection herewith constitute its legal, valid and binding obligation enforceable against it in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity; (F) after giving effect to this Amendment, it is not in default under the Transaction Documents and no Event of Default exists, has occurred and is continuing or would result by the execution, delivery or performance of this Amendment; and (G) the representations and warranties contained in the Transaction Documents are true and correct in all material respects as of the date hereof as if then made, except for such representations and warranties limited by their terms to a specific date.

SECTION 8.

Right of First Refusal.  Agent and Purchasers agree to grant to the Company a right of first refusal on any sale by the Agent or any Purchaser of any Collateral or other assets of the Company or its Subsidiaries, foreclosed upon or otherwise received from the Company or its Subsidiaries as a result of the Purchase Agreement or any of the Transaction Documents.  The Company shall have thirty (30) days exercisable by written notice delivered to Agent after the Agent or any Purchaser enters into any definitive sale agreement pursuant to auction or otherwise, with a bona fide third party purchaser, or the Agent or Purchaser enters into or makes a creditor bid to acquire such Collateral, to exercise such right of first refusal for the price and on the terms and conditions contained in such purchase agreement or with respect to such bid.  Any purchase of Collateral by the Company by virtue of such right of first refusal shall be made without recourse, representation or warranty of Agent or any Purchaser.

If the Company does not exercise such right of first refusal, such right of first refusal shall terminate. Such right of first refusal is not assignable by the Company.

SECTION 9.

Miscellaneous.

(A)

This Amendment may be executed in any number of counterparts (including by facsimile), and by the different parties hereto on the same or separate counterparts, each of which shall be deemed to be an original instrument but all of which together shall constitute one and the same agreement.  Each party agrees that it will be bound by its own facsimile signature and that it accepts the facsimile signature of each other party.  The descriptive headings of the various sections of this Amendment are inserted for convenience of reference only and shall not be deemed to affect the meaning or construction of any of the provisions hereof or thereof.  Whenever the context and construction so require, all words herein in the singular number herein shall be deemed to have been used in the plural, and vice versa, and the masculine gender shall include the feminine and neuter and the neuter shall include the masculine and feminine.

(B)

This Amendment may not be changed, amended, restated, waived, supplemented, discharged, canceled, terminated or otherwise modified without the written consent of the Company and Agent.  This Amendment shall be considered part of the Agreement and shall be a Transaction Document for all purposes under the Agreement and other Transaction Documents.

(C)

This Amendment, the Agreement and the Transaction Documents constitute the final, entire agreement and understanding between the parties with respect to the subject matter hereof and thereof and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements between the parties, and shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto and thereto.  There are no unwritten oral agreements between the parties with respect to the subject matter hereof and thereof.

(D)

THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE CHOICE OF LAW PROVISIONS SET FORTH IN THE AGREEMENT AND SHALL BE SUBJECT TO THE WAIVER OF JURY TRIAL AND NOTICE PROVISIONS OF THE AGREEMENT.

(E)

The Company may not assign, delegate or transfer this Amendment or any of its rights or obligations hereunder.  No rights are intended to be created under this Amendment for the benefit of any third party donee, creditor or incidental beneficiary of the Company or any of its Subsidiaries.  Nothing contained in this Amendment shall be construed as a delegation to Agent or Purchasers of the Company’s or any of its Subsidiaries’ duty of performance, including, without limitation, any duties under any account or contract in which

Agent or Purchasers have a security interest or lien.  This Amendment shall be binding upon the Company and its respective successors and assigns.

(F)

All representations and warranties made in this Amendment shall survive the execution and delivery of this Amendment and no investigation by Agent or Purchasers shall affect such representations or warranties or the right of Agent or Purchasers to rely upon them.

(G)

THE COMPANY HEREBY ACKNOWLEDGES THAT THE COMPANY’S PAYMENT OBLIGATIONS ARE ABSOLUTE AND UNCONDITIONAL WITHOUT ANY RIGHT OF RECISSION, SETOFF, COUNTERCLAIM, DEFENSE, OFFSET, CROSS-COMPLAINT, CLAIM OR DEMAND OF ANY KIND OR NATURE WHATSOEVER THAT CAN BE ASSERTED TO REDUCE OR ELIMINATE ALL OR ANY PART OF ITS LIABILITY TO REPAY THE “OBLIGATIONS” OR TO SEEK AFFIRMATIVE RELIEF OR DAMAGES OF ANY KIND OR NATURE FROM AGENT OR ANY PURCHASER.  THE COMPANY HEREBY VOLUNTARILY AND KNOWINGLY RELEASES AND FOREVER DISCHARGES AGENT AND EACH PURCHASER AND THEIR RESPECTIVE PREDECESSORS, AGENTS, EMPLOYEES, SUCCESSORS AND ASSIGNS (COLLECTIVELY, THE “RELEASED PARTIES”), FROM ALL POSSIBLE CLAIMS, DEMANDS, ACTIONS, CAUSES OF ACTION, DAMAGES, COSTS, EXPENSES, AND LIABILITIES WHATSOEVER, KNOWN OR UNKNOWN, ANTICIPATED OR UNANTICIPATED, SUSPECTED OR UNSUSPECTED, FIXED, CONTINGENT, OR CONDITIONAL, AT LAW OR IN EQUITY, ORIGINATING IN WHOLE OR IN PART ON OR BEFORE THE DATE THIS AMENDMENT IS EXECUTED, WHICH THE COMPANY MAY NOW OR HEREAFTER HAVE AGAINST THE RELEASED PARTIES, IF ANY, AND IRRESPECTIVE OF WHETHER ANY SUCH CLAIMS ARISE OUT OF CONTRACT, TORT, VIOLATION OF LAW OR REGULATIONS, OR OTHERWISE, AND ARISING FROM ANY “LOANS”, INCLUDING, WITHOUT LIMITATION, ANY CONTRACTING FOR, CHARGING, TAKING, RESERVING, COLLECTING OR RECEIVING INTEREST IN EXCESS OF THE HIGHEST LAWFUL RATE APPLICABLE, THE EXERCISE OF ANY RIGHTS AND REMEDIES UNDER THE AGREEMENT OR OTHER TRANSACTION DOCUMENTS, AND NEGOTIATION FOR AND EXECUTION OF THIS AMENDMENT.

This Amendment is executed as of the date stated at the beginning of this Amendment.

Agent:

Third Eye Capital Corporation

By:	/s/ David G. Alexander
Its:	David G. Alexander Managing Director

Company:

AE Biofuels, Inc.

By:	/s/ Eric A. McAfee
Its:	Eric A. McAfee Chief Executive Officer